Exhibit 99.1

Press Release

COWEN GROUP, INC. ANNOUNCES

FOURTH QUARTER AND FULL YEAR 2015 FINANCIAL RESULTS

New York, February 25, 2016 - Cowen Group, Inc. (NASDAQ: COWN) (“Cowen” or “the Company”) today announced its operating results for the fourth quarter and full year ended December 31, 2015.

Highlights(1)

Full Year Financial Summary

•                  Total revenue of $529.7 million, up 6% compared to the same period in 2014.

•                  Economic income available to Cowen Group of $34.5 million or $0.30 per diluted share, compared to $44.2 million or $0.37 per diluted share in same period in 2014.

•                  GAAP net income attributable to common shareholders of $39.7 million or $0.34 per diluted common share compared to $167.2 million or $1.40 per diluted common share in the prior year period.  The prior year period includes the Company’s deferred tax valuation allowance which was released in the fourth quarter 2014, resulting in a deferred tax benefit of $128.1 million.

•                  Economic income excluding certain non-cash items was $72.1 million compared to $77.3 million in 2014.

Fourth Quarter Financial Summary

•                  Revenue of $160.7 million compared to $165.8 million in the prior year period.

•                  Economic income available to Cowen Group of $15.2 million or $0.14 per diluted share, compared to $18.9 million or $0.16 per diluted share in the fourth quarter 2014.

•                  GAAP net income attributable to common shareholders of $28.9 million or $0.26 per diluted common share compared to $142.5 million or $1.21 per diluted common share in the prior year period.  As previously mentioned, the prior year period includes the Company’s deferred tax valuation allowance, which was released in the fourth quarter 2014, resulting in a $128.1 million deferred tax benefit.

•                  Economic income excluding certain non-cash items was $25.3 million compared to $26.7 million in the fourth quarter 2014.

Operating Highlights

•                  Record revenue in 2015 was driven by strength in the investment banking and brokerage businesses and a solid return on invested capital.

•                  As of January 1, 2016, assets under management (AUM) were $13.3 billion, an $836.0 million increase from a year ago.  As of October 1, 2015, AUM was $13.7 billion.  Of the decline during the 3-month period, approximately $164.0 million was due to net redemptions and the remaining $257.0 million was performance-related.

•                  Book value per share increased to $6.52 as of December 31, 2015 from $6.07 on December 31, 2014.

•                  Tangible book value per share was $5.73 as of December 31, 2015 and compared to $5.68 as of December 31, 2014.

•                  In 2015 the Company repurchased 9.4 million shares for $48.7 million under the Company’s existing share repurchase program.

•                  On February 23, 2016, Cowen’s Board of Directors approved a $7.0 million increase in the Company’s share repurchase program.  With this increase, the total amount available for repurchase under the program is $25.0 million.

(1) Unless otherwise stated, all financial highlights are presented on an Economic Income basis.

Peter A. Cohen, Chairman and Chief Executive Officer of Cowen Group said, “Cowen Group achieved solid operating results for shareholders in 2015, despite a $47 million year over year reduction in performance fees.  Investment banking and brokerage delivered a record year, the alternative investment management business continued to grow assets and expand its platform, and we generated a solid return on invested capital.  We are well-capitalized to invest in future growth, take advantage of changes in our industry and drive long-term returns for our shareholders.”

2015 Fourth Quarter and Full Year GAAP Financial Information

For the fourth quarter of 2015, the Company reported GAAP net income attributable to common shareholders of $28.9 million, or $0.26 per diluted share, as compared to GAAP net income attributable to common shareholders of $142.5 million, or $1.21 per diluted share, in the fourth quarter of 2014.

For the full year 2015, the Company reported GAAP net income attributable to common shareholders of $39.7 million, or $0.34 per diluted share, as compared to GAAP net income attributable to common shareholders of $167.2 million, or $1.40 per diluted share, in the prior year.

Income tax benefit decreased by $72.5 million and $77.4 million in the fourth quarter and full year 2015, respectively.  This was primarily due to the 2014 release of the Company’s valuation allowance that was previously recorded against the Company’s US federal and state deferred tax assets during the fourth quarter 2014, partially offset by the deferred tax benefit recognized by the Company’s Luxembourg subsidiary in 2015.

The following table summarizes the Company’s GAAP financial results for the three months ended December 31, 2015 and 2014, and September 30, 2015, as well as the twelve months ended December 31, 2015 and 2014.

Summary GAAP Financial Information

	Three Months Ended					Twelve Months Ended
(Dollar amounts in millions, except per share	December 31,			Sept. 30,		December 31,
information)	2015	2014	%	2015	%	2015	2014	%
Revenue	$110.6	$121.1	(9)%	$113.3	(2)%	$464.6	$427.8	9%
Net income (loss) attributable to Cowen Group, Inc. common stockholders	$28.9	$142.5	(80)%	$(11.9)	(342)%	$39.7	$167.2	(76)%
Earnings (loss) per share (diluted)	$0.26	$1.21	(79)%	$(0.11)	(335)%	$0.34	$1.40	(76)%

Note: Amounts may not add due to rounding.

The Company’s stockholders’ equity as of December 31, 2015 was $790.0 million compared to $677.7 million as of December 31, 2014.  The increase in shareholders’ equity was primarily related to the preferred stock issued in the second quarter 2015.

Common equity, which excludes preferred stock, was $688.7 million, or book value per share of $6.52 at December 31, 2015, compared to common equity of $677.7 million, or book value per share of $6.07 at December 31, 2014.

Tangible common equity was $604.7 million, or tangible book value of $5.73 at December 31, 2015, compared to tangible common equity of $634.3 million, or tangible book value of $5.68 at December 31, 2014.  The year over year decrease in tangible common equity was attributable to goodwill and intangibles assets recognized upon completion of two acquisitions, Concept Capital Markets, LLC and Conifer Securities, LLC, in the year ended December 31, 2015.

Select Balance Sheet Data

(Amounts in millions, except per share information)	December 31, 2015	September 30, 2015	December 31, 2014

Cowen Group Inc. stockholders’ equity	$790.0	$762.8	$677.7
Common equity (CE)	$688.7	$661.5	$677.7
Tangible common equity (TCE)	$604.7	$601.8	$634.3

Book value per share (CE/CSO)	$6.52	$6.18	$6.07
Tangible book value (TCE/CSO)	$5.73	$5.62	$5.68

Common shares outstanding (CSO)	105.6	107.1	111.7

Reconciliation of Cowen Group Inc. stockholders’ equity to tangible common equity:

Cowen Group Inc. stockholders’ equity	$790.0	$762.8	$677.7
Less:
Preferred stock	101.3	101.3	—
Common equity (CE)	$688.7	$661.5	$677.7

Less:
Goodwill & intangibles	84.0	59.7	43.4
Tangible common equity (TCE)	$604.7	$601.8	$634.3

Economic Income (Loss)

Throughout the remainder of this press release the Company presents Economic Income financial measures that are not prepared in accordance with Generally Accepted Accounting Principles (“GAAP”).  In general, Economic Income (Loss) is a pre-tax measure that (i) eliminates the impact of consolidation for consolidated funds, (ii) excludes goodwill and intangible impairment, (iii) excludes certain other acquisition-related and/or reorganization expenses and (iv) excludes preferred stock dividends.  In addition, Economic Income (Loss) revenues include investment income that represents the income the Company has earned in investing its own capital, including realized and unrealized gains and losses, interest and dividends, net of associated investment related expenses. For US GAAP purposes, these items are included in each of their respective line items. Economic Income (Loss) revenues also include management fees, incentive income and investment income earned through the Company’s investment as a general partner in certain real estate entities and the Company’s investment in the activist business. For US GAAP purposes, all of these items are recorded in other income (loss). In addition, Economic Income (Loss) expenses are reduced by reimbursement from affiliates, which for US GAAP purposes is presented gross as part of revenue.   Economic Income (Loss) excludes the impact of the release of the Company’s 2014 deferred tax valuation allowance.

For a more complete description of Economic Income (Loss) and a reconciliation of GAAP net income (loss) to Economic Income (Loss) for the periods presented and additional information regarding the reconciling adjustments, please see the “Non-GAAP Financial Measures” section of this press release.

The table below summarizes the Company’s Economic Income financial results for the three months ended December 31, 2015 and 2014, and September 30, 2015, as well as the twelve months ended December 31, 2015 and 2014.

Summary Economic Income (Loss) Financial Information

	Three Months Ended					Twelve Months Ended
(Dollar amounts in millions, except per	December 31,			Sept. 30,		December 31,
share information)	2015	2014	%	2015	%	2015	2014	%

Revenue	$160.7	$165.8	(3)%	$82.8	94%	$529.7	$497.6	6%
Economic Income (Loss)	$15.2	$18.9	(19)%	$(14.5)	(205)%	$34.5	$44.2	(22)%
Economic Income (Loss) per share (diluted)	$0.14	$0.16	(16)%	$(0.13)	(201)%	$0.30	$0.37	(20)%

Note: Amounts may not add due to rounding.

2015 Fourth Quarter and Full Year Economic Income Review

Total Economic Income Revenue

Total Economic Income revenue for the fourth quarter of 2015 was $160.7 million compared to $165.8 million in the fourth quarter of 2014.  The decrease in Economic Income revenue was primarily attributable to a decline in investment banking and performance fees which was partially offset by increases in brokerage, investment income and other revenue.

Total Economic Income revenue for the full year 2015 was $529.7 million compared to $497.6 million in the full year 2014.  The increase in Economic Income revenue was primarily attributable to an increase in investment banking, brokerage, management fees and other revenue which was partially offset by a decrease in performance fees.

Economic Income Revenue

	Three Months Ended					Twelve Months Ended
	December 31,			Sept. 30,		December 31,
(Dollar amounts in millions)	2015	2014	%	2015	%	2015	2014	%

Investment banking	$36.0	$44.9	(20)%	$53.0	(32)%	$222.8	170.5	31%
Brokerage	48.1	41.3	17%	41.9	15%	160.4	146.2	10%
Management fees	18.8	18.2	4%	18.0	5%	70.0	64.8	8%
Incentive income	(0.5)	28.8	(102)%	(8.6)	(95)%	(1.5)	45.7	(103)%
Investment income	43.5	28.0	56%	(22.0)	(298)%	62.6	65.2	(4)%
Other revenue	14.7	4.7	214%	0.6	NM	15.4	5.2	198%
Total Revenue	$160.7	$165.8	(3)%	$82.8	94%	$529.7	$497.6	6%

Note: Amounts may not add due to rounding.

Non-interest Expenses

Fourth quarter 2015 non-interest expense was $138.6 million compared to $143.5 million in the prior year period.  Full year 2015 non-interest expense was $469.8 million compared to $435.9 million in the prior year.  Items included in non-interest expenses are discussed below.

Compensation and Benefits Expense

Fourth quarter 2015 compensation and benefits expense was $92.7 million compared to $106.7 million in the fourth quarter 2014.  The decrease was due to lower revenues during the fourth quarter of 2015 as compared to 2014 which resulted in a lower compensation and benefits accrual.

The compensation to Economic Income revenue ratio was 58% in the fourth quarter 2015 compared to 64% in the prior year period.

Full year 2015 compensation and benefits expense was $317.6 million compared to $302.2 million in the full year 2014.  The increase is due to higher revenues in 2015 as compared to 2014 which resulted in a higher compensation and benefits accrual.

For the full year 2015, the compensation to Economic Income revenue ratio was 60% compared to 61% in the prior year.

Fixed Non-Compensation Expenses

Fourth quarter 2015 fixed non-compensation expenses rose 4% year over year to $27.7 million.  This increase was primarily due to higher costs associated with our equity method investments and increased occupancy costs related to additional office space.

Full year 2015 fixed non-compensation expenses rose 9% year over year to $103.7 million.  This increase was primarily due to higher legal and other professional fees and increased occupancy costs related to additional office space.

Variable Non-Compensation Expenses

Fourth quarter 2015 variable non-compensation expenses were $19.2 million compared to $12.5 million in the fourth quarter 2014.  The increase was primarily related to costs associated with the acquisition of a Luxembourg reinsurance company as well as increased floor brokerage and trade execution costs.

Full year 2015 variable non-compensation expenses were $56.2 million compared to $45.7 million in the prior year.  The increase was primarily related to an increase in client services and business development, increased floor brokerage and trade execution costs and expenses related to the acquisition of a Luxembourg reinsurance company offset partially by a decrease in syndication costs.

Interest Expense

Interest expense, which primarily relates to debt issued during the first and fourth quarters of 2014, was $4.2 million in the fourth quarter 2015 compared to $3.8 million in the prior year quarter.  For the full year 2015, interest expense was $16.6 million compared to $9.8 million in 2014.

Non-Controlling Interest

Non-Controlling interest represents the portion of the net income or loss attributable to certain non-wholly owned subsidiaries that is allocated to partners.

Alternative Investment Segment (“Ramius”)

Ramius continued to attract and retain assets under management even in an environment where many investors have retrenched.  Each of our investment capabilities - alternative solutions, activism, royalties, credit, global macro, long/short equity, merger and event, managed futures or real estate - is highly relevant in today’s investment climate.  Our success in winning investment mandates over the years, regardless of the market environment, reflects that.  Many Ramius-affiliated funds delivered positive performance and outperformed their relevant HFRI indices.

Assets Under Management

As of January 1, 2016, the Company had assets under management of $13.3 billion, an increase of $836 million from January 1, 2015.  Total AUM decreased by $421 million from October 1, 2015.

Management Fees and Incentive Income

For the fourth quarter 2015, management fees for the alternative investment segment were $18.1 million compared to $18.2 million in the prior year.   For the full year 2015, management fees rose 6.5% year over year to $69.0 million from $64.8 million in 2014.  This increase in the full year was primarily related to an increase in management fees in some of our other businesses, including healthcare royalties.

The monthly management fee run rate for the alternative investment segment in the fourth quarter 2015 was $6.0 million.  Following an agreement to sell a portion of our ownership interest in the activist business back to the principals of Starboard at the end of the fourth quarter of 2015, we expect the overall monthly management fee run rate from Ramius-affiliated funds for the first quarter 2016 to be approximately $5.3 million.

The segment’s average annualized management fee charged in the fourth quarter 2015 was 0.53%, as compared to 0.59% in the prior year period.  The average annualized management fee for the 2015 full year was 0.52% versus 0.55% in 2014.

Incentive income (loss) was $(0.5) million in the fourth quarter 2015 compared to $28.8 million in the prior year period.  For the year ended December 31, 2015, incentive income (loss) was $(1.5) million versus $45.7 million in 2014.  This decrease in the three and twelve month periods was primarily related to the reversal of a prior accrual in performance fees.

Investment Income

For the fourth quarter 2015, investment income for the segment was $34.9 million, compared to $16.2 million in the fourth quarter 2014.  For the full year 2015, investment income for the segment was $49.2 million, compared to $45.2 million in 2014.  The increase in the fourth quarter and full year included $37 million of investment income associated with the acquisition a Luxembourg reinsurance company, partially offset by a decrease in performance of the Company’s own invested capital.

Other Income

Other income for the segment was $14.4 million in the fourth quarter 2015, compared to $4.5 million in the prior year period.  For the full year 2015, other income increased $9.9 million to $14.5 million from $4.6 million in the prior year period.  The increase in the fourth quarter and full year was primarily related to the Company reaching an agreement at the end of the fourth quarter of 2015 to sell a portion of its ownership interest in the activist business back to the principals of Starboard.

Broker-Dealer Segment (“Cowen and Company”)

Brokerage

Brokerage revenue was $48.1 million in the fourth quarter 2015 compared to $41.3 million in the fourth quarter 2014, an increase of 17% year over year.  The increase was attributable, in part, to increased market volatility which led to higher customer volumes in our cash equities and electronic trading business as well as the first full quarter contribution from our prime brokerage business.

For the year ended December 31, 2015, brokerage revenue rose 10% year over year to $160.4 million from $146.2 million in the prior year period.  The increase was attributable to higher customer volumes in our cash equities and electronic trading business and the initiation of our prime brokerage business in the third and fourth quarters of 2015.

Investment Banking

In the fourth quarter 2015, investment banking revenue was $36.0 million, compared to $44.9 million in the fourth quarter 2014.  The decrease in revenue was primarily due to reduced equity underwriting activity which was partially offset by a 35% year over year increase in our average underwriting fee per equity transaction.

For the full year 2015, investment banking revenue was $222.8 million, a 31% year over year increase from $170.5 million for 2014.  The increase in revenue was primarily due to an increase in equity underwriting activity.  Our average equity underwriting fee per transaction increased 45% year over year.

Investment Banking Revenue Summary

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Equity Underwriting	$22.2	$33.9	$192.4	$132.6
Debt Underwriting	4.4	2.4	4.3	22.5
Advisory	9.4	8.5	24.1	15.4
Total	$36.0	$44.9	$220.8	$170.5

Investment Banking Transaction Count

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Equity Underwriting	16	33	129	129
Of which bookrun:	8	9	74	42
Debt Underwriting	2	3	7	16
Advisory	4	6	13	12
Total	22	42	149	157

Investment Income

For the fourth quarter 2015, investment income for the segment was $8.6 million versus $11.8 million in the fourth quarter 2014.  For the full year 2015, investment income for the segment was $13.4 million versus $20.0 million in the prior year period.  The decrease in both periods was a result of a decrease in overall investment income which is allocated amongst the segments.

Share Repurchase Program

Cowen today announced that its Board of Directors approved an increase to the Company’s share repurchase program that authorizes Cowen to purchase up to an additional $7.0 million of Cowen’s Class A common shares from time to time.  With this increase, the total amount available for repurchase under the program is $25 million.

The $7.0 million increase is in addition to the Company’s existing $127.7 million share repurchase program, under which the Company has acquired 27.0 million shares for $109.7 million since August 2011.  Also, since the program was initially announced in July 2011, the Company has acquired an additional 7.0 million shares outside of the share repurchase program as a result of net share settlement relating to the vesting of equity awards for $25.8 million.

The program permits the Company to purchase shares from time to time through a variety of methods, including in the open market or through privately negotiated transactions, in accordance with applicable securities laws.  It does not obligate the Company to make any purchases at any specific time or situation.  The program may be suspended or discontinued at any time.  As of December 31, 2015, Cowen had 105.6 million Class A shares outstanding.

In the fourth quarter 2015, the Company repurchased 1.7 million shares for $7.0 million under the Company’s existing share repurchase program.  Also, the Company acquired approximately 79,000 shares outside of the share repurchase program as a result of net share settlement relating to the vesting of equity awards.

During the twelve months ended December 31, 2015, the Company repurchased 9.4 million shares for $48.7 million under the Company’s existing share repurchase program.  Also, the Company acquired approximately 1.7 million shares outside of the share repurchase program as a result of net share settlement relating to the vesting of equity awards.

Earnings Conference Call with Management

The Company will host a conference call to discuss its 2015 fourth quarter results on Thursday, February 25, 2016, at 4:30 pm EST.  The call can be accessed by dialing 1-(855) 760-0961 domestic or 1-(631) 485-4850 international.  The passcode for the call is 48779946.  A replay of the call will be available beginning at 7:30 pm EST February 25, 2016 through March 3, 2016.  To listen to the replay of this call, please dial 1-(855) 859-2056 domestic or 1-(404) 537-3406 international and enter passcode 48779946.

The call can also be accessed through live audio webcast or by delayed replay on the Company’s website at www.cowen.com.

About Cowen Group, Inc.

Cowen Group, Inc. is a diversified financial services firm and, together with its consolidated subsidiaries, provides alternative asset management, investment banking, research, and sales and trading services through its two business segments:  Ramius and its affiliates make up the Company’s alternative investment segment, while Cowen and Company and its affiliates make up the Company’s broker-dealer segment.  Ramius provides alternative asset management solutions to a global client base and manages a significant portion of Cowen’s proprietary capital.  Cowen and Company and its affiliates offer industry focused investment banking for growth-oriented companies, domain knowledge-driven research, a sales and trading platform for institutional investors and a comprehensive suite of prime brokerage services.  Founded in 1918, the firm is headquartered in New York and has offices located worldwide.  To download Cowen’s investor relations app, which offers access to SEC filings, news releases, webcasts and presentations, please visit the App Store for iPhone and iPad or Google Play for Android mobile devices.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements.  Forward-looking statements provide the Company’s current expectations or forecasts of future events.  Forward-looking statements include statements about the Company’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts.  Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements.  The Company’s actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission.  The Annual Report on Form 10-K and Quarterly Reports on Form 10-Q are available at our website at www.cowen.com and at the Securities and Exchange Commission website at www.sec.gov.  Unless required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

Investor Relations Contacts

Cowen Group, Inc.

Stephen Lasota, Chief Financial Officer, (212) 845-7919

Nancy Wu, (646) 562-1259

Source:  Cowen Group, Inc.

Cowen Group, Inc.

Preliminary Unaudited Condensed Consolidated Statements of Operations

(Dollar amounts in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenue
Investment banking	$36,018	$44,853	$222,781	$170,506
Brokerage	46,226	39,657	157,722	140,132
Management fees	10,737	12,215	41,906	40,627
Incentive income	1,101	(1,600)	1,466	2,785
Interest and dividends	3,950	13,433	13,796	48,870
Reimbursement from affiliates	11,058	5,104	21,557	12,495
Other	1,042	7,019	3,726	9,446
Consolidated Funds
Interest and dividends	401	406	1,086	2,189
Other	78	9	527	726
Total revenue	110,611	121,096	464,567	427,776
Expenses
Employee compensation and benefits	93,793	107,712	321,386	305,483
Interest and dividends	6,979	13,058	26,220	42,752
General, administrative and other expenses	46,149	40,156	154,458	137,988
Goodwill impairment	—	2,334	—	2,334
Consolidated Funds expenses	684	299	2,310	1,634
Total expenses	147,605	163,559	504,374	490,191
Other income (loss)
Net (losses) gains on securities, derivatives and other investments	12,340	56,701	36,789	104,928
Consolidated Funds net (losses) gains	6,873	5,178	14,497	15,323
Total other income (loss)	19,213	61,879	51,286	120,251
Income (loss) before income taxes	(17,781)	19,416	11,479	57,836
Income tax expense/(benefit)	(52,708)	(125,210)	(47,496)	(124,944)
Net income (loss)	34,927	144,626	58,975	182,780
Net income (loss) attributable to redeemable non-controlling interests in consolidated subsidiaries and funds	4,266	2,155	15,246	15,564
Net income (loss) attributable to Cowen Group, Inc.	$30,661	$142,471	$43,729	$167,216
Preferred stock dividends	1,717	—	4,075	—
Net income (loss) attributable to Cowen Group, Inc. common stockholders	28,944	142,471	39,654	167,216

Earnings (loss) per share:
Basic	$0.27	$1.26	$0.36	$1.45
Diluted	$0.26	$1.21	$0.34	$1.40

Weighted average shares used in per share data:
Basic	107,236	113,492	110,090	114,926
Diluted	112,731	118,222	116,174	119,486

Non-GAAP Financial Measures

In addition to the results presented above in accordance with generally accepted accounting principles, or GAAP, the Company presents financial measures that are non-GAAP measures, such as Economic Income (Loss) and Economic Income (Loss) excluding certain non-cash items.  The Company believes that these non-GAAP measures, viewed in addition to, and not in lieu of, the Company’s reported GAAP results, provide useful information to investors regarding its performance and overall results of operations.  These metrics are an integral part of the Company’s internal reporting to measure the performance of its businesses and the overall effectiveness of senior management.  Reconciliations to comparable GAAP measures are available in the accompanying schedules.  The non-GAAP measures presented herein may not be comparable to similarly titled measures presented by other public companies, and are not identical to corresponding measures used in our various agreements or public filings.

Economic Income (Loss)

Economic Income (Loss) may not be comparable to similarly titled measures used by other public companies. Cowen uses Economic Income (Loss) as a measure of its operating performance, not as a measure of liquidity. Economic Income (Loss) should not be considered in isolation or as a substitute for operating income, net income, operating cash flows, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.  As a result of the adjustments made to arrive at Economic Income (Loss) described below, Economic Income (Loss) has limitations in that it does not take into account certain items included or excluded under GAAP, including its consolidated funds. Economic Income (Loss) is considered by management as a supplemental measure to the GAAP results to provide a more complete understanding of its performance as management measures it.

In general, Economic Income (Loss) is a pre-tax measure that (i) eliminates the impact of consolidation for consolidated funds, (ii) excludes goodwill and intangible impairment, (iii) excludes certain other acquisition-related and/or reorganization expenses and (iv) excludes preferred stock dividends.  In addition, Economic Income (Loss) revenues include investment income that represents the income the Company has earned in investing its own capital, including realized and unrealized gains and losses, interest and dividends, net of associated investment related expenses. For US GAAP purposes, these items are included in each of their respective line items. Economic Income (Loss) revenues also include management fees, incentive income and investment income earned through the Company’s investment as a general partner in certain real estate entities and the Company’s investment in the activist business. For US GAAP purposes, all of these items are recorded in other income (loss). In addition, Economic Income (Loss) expenses are reduced by reimbursement from affiliates, which for US GAAP purposes is presented gross as part of revenue.    Economic Income (Loss) excludes the impact of the release of the Company’s 2014 deferred tax valuation allowance.

Additionally, we have reported in this press release our Economic Income (Loss) excluding certain non-cash expenses.  For this measure, we have adjusted Economic Income (Loss) by the following non-cash expense items:

•                  Depreciation and amortization and

•                  Share-based compensation expense.

Management believes that the non-GAAP calculation of Economic Income (Loss) excluding certain non-cash items will allow for a better understanding of the Company’s operating results.

Cowen Group, Inc.

Unaudited Economic Income (Loss)

(Dollar amounts in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenue
Investment banking	$36,018	$44,853	$222,781	$170,506
Brokerage	48,104	41,264	160,436	146,247
Management fees	18,846	18,200	70,015	64,774
Incentive income	(462)	28,808	(1,544)	45,708
Investment income	43,524	27,984	62,596	65,215
Other revenue	14,693	4,674	15,382	5,168
Total revenue	160,723	165,783	529,666	497,618
Expenses
Non-interest expense	138,649	143,530	469,754	435,862
Interest expense	4,159	3,837	16,584	9,798
Total expenses	142,808	147,367	486,338	445,660

Net Economic Income (Loss) Before Non-controlling Interests	17,915	18,416	43,328	51,958
Non-controlling interests	(2,669)	518	(8,796)	(7,802)
Economic Income (Loss)	$15,246	$18,934	$34,532	$44,156

Economic Income (Loss) Excluding Certain Non-cash Items:
Economic Income (Loss)	$15,246	$18,934	$34,532	$44,156
Exclusion of depreciation and amortization expense	4,538	3,718	15,784	14,861
Exclusion of share-based compensation expense	5,529	4,011	21,740	18,297
Economic Income (Loss) excluding certain non-cash items	$25,313	$26,663	$72,056	$77,314

Economic Income (Loss) per share:
Basic	$0.14	$0.17	$0.31	$0.38
Diluted	$0.14	$0.16	$0.30	$0.37

Weighted average shares used in per share data:
Basic	107,236	113,492	110,090	114,926
Diluted	112,731	118,222	116,174	119,486

Cowen Group, Inc.

Unaudited Reconciliation of Economic Income and GAAP Income for the Three Months Ended December 31, 2015

(Dollar amounts in thousands)

	Three Months Ended December 31, 2015
		Adjustments
		Other		Funds	Economic
	GAAP	Adjustments		Consolidation	Income
Revenue
Investment banking	$36,018	$—		$—	$36,018
Brokerage	46,226	1,878	(e)	—	48,104
Management fees	10,737	7,739	(a)	370	18,846
Incentive income	1,101	(2,022	)(a)	459	(462)
Investment income	—	43,524	(c)	—	43,524
Interest and dividends	3,950	(3,950	)(c)(e)	—	—
Reimbursement from affiliates	11,058	(10,987	)(f)	(71)	—
Other revenue	1,042	13,651	(c)	—	14,693
Consolidated Funds	479	—		(479)	—
Total revenue	110,611	49,833		279	160,723

Expenses
Non interest expense	139,942	(1,293	)(c)(d)	—	138,649
Interest expense	6,979	(2,820	)(c)(e)	—	4,159
Consolidated Funds	684	—		(684)	—
Total expenses	147,605	(4,113)		(684)	142,808
Total other income (loss)	19,213	(14,710	)(c)	(4,503)	—
Income tax expense/(benefit)	(52,708)	52,708	(b)	—	—
(Income) loss attributable to redeemable non-controlling interests in consolidated subsidiaries and funds	(4,266)	(1,943)		3,540	(2,669)
Economic Income (Loss) / Net income (loss) available to Cowen Group, Inc.	$30,661	$(15,415)		$—	$15,246

Note: The following is a summary of the adjustments made to US GAAP net income (loss) to arrive at Economic Income:

Funds Consolidation:    The impacts of consolidation and the related elimination entries of the Consolidated Funds are not included in Economic Income. Adjustments include elimination of incentive income and management fees earned from the Consolidated Funds and addition of fund expenses excluding management fees paid, fund revenues and investment income (loss).

Other Adjustments:

(a) Economic Income recognizes revenues (i) net of distribution fees paid to agents and (ii) our proportionate share of management and incentive fees of certain real estate operating entities and the activist business.

(b) Economic Income excludes income taxes as management does not consider this item when evaluating the performance of the company.

(c) Economic Income recognizes Company income from proprietary trading (including interest and dividends) net of related expenses.

(d) Economic Income recognizes Companies proportionate share of expenses for certain real estate and other operating entities for which the investments are recorded under the equity method of accounting for investments.

(e) Economic Income (Loss) recognizes other brokerage dividends as brokerage revenue.

(f) Reimbursement from affiliates is shown as a reduction of Economic Income expenses, but is included as a part of revenues under US GAAP.

Cowen Group, Inc.

Unaudited Reconciliation of Economic Income and GAAP Income for the Three Months Ended December 31, 2014

(Dollar amounts in thousands)

	Three Months Ended December 31, 2014
		Adjustments
		Other		Funds	Economic
	GAAP	Adjustments		Consolidation	Income
Revenue
Investment banking	$44,853	$—		$—	$44,853
Brokerage	39,657	1,607	(e)	—	41,264
Management fees	12,215	5,745	(a)	240	18,200
Incentive income	(1,600)	30,315	(a)	93	28,808
Investment income	—	27,984	(c)	—	27,984
Interest and dividends	13,433	(13,433	)(c)(e)	—	—
Reimbursement from affiliates	5,104	(5,401	)(f)	297	—
Other revenue	7,019	(2,345	)(c)	—	4,674
Consolidated Funds	415	—		(415)	—
Total revenue	121,096	44,472		215	165,783

Expenses
Non interest expense	147,868	(4,338	)(c)(d)	—	143,530
Goodwill impairment	2,334	(2,334	)(g)	—	—
Interest expense	13,058	(9,221	)(c)(e)	—	3,837
Consolidated Funds	299	—		(299)	—
Total expenses	163,559	(15,893)		(299)	147,367
Total other income (loss)	61,879	(59,613	)(c)	(2,266)	—
Income tax expense/(benefit)	(125,210)	125,210	(b)	—	—
(Income) loss attributable to redeemable non-controlling interests in consolidated subsidiaries and funds	(2,155)	921		1,752	518
Economic Income (Loss) / Net income (loss) available to Cowen Group, Inc.	$142,471	$(123,537)		$—	$18,934

Note: The following is a summary of the adjustments made to US GAAP net income (loss) to arrive at Economic Income:

Funds Consolidation:    The impacts of consolidation and the related elimination entries of the Consolidated Funds are not included in Economic Income. Adjustments include elimination of incentive income and management fees earned from the Consolidated Funds and addition of fund expenses excluding management fees paid, fund revenues and investment income (loss).

Other Adjustments:

(a) Economic Income recognizes revenues (i) net of distribution fees paid to agents and (ii) our proportionate share of management and incentive fees of certain real estate operating entities and the activist business.

(b) Economic Income excludes income taxes as management does not consider this item when evaluating the performance of the company.

(c) Economic Income recognizes Company income from proprietary trading (including interest and dividends) net of related expenses.

(d) Economic Income recognizes Companies proportionate share of expenses for certain real estate and other operating entities for which the investments are recorded under the equity method of accounting for investments.

(e) Economic Income (Loss) recognizes stock borrow/loan activity and other brokerage dividends as brokerage revenue.

(f) Reimbursement from affiliates is shown as a reduction of Economic Income expenses, but is included as a part of revenues under US GAAP.

(g) Economic Income (Loss) excludes goodwill impairment and other reorganization expenses.

Cowen Group, Inc.

Unaudited Reconciliation of Economic Income and GAAP Income for the Twelve Months Ended December 31, 2015

(Dollar amounts in thousands)

	Twelve Months Ended December 31, 2015
		Adjustments
		Other		Funds	Economic
	GAAP	Adjustments		Consolidation	Income
Revenue
Investment banking	$222,781	$—		$—	$222,781
Brokerage	157,722	2,714	(e)	—	160,436
Management fees	41,906	26,802	(a)	1,307	70,015
Incentive income	1,466	(3,746	)(a)	736	(1,544)
Investment income	—	62,596	(c)	—	62,596
Interest and dividends	13,796	(13,796	)(c)(e)	—	—
Reimbursement from affiliates	21,557	(21,747	)(f)	190	—
Other revenue	3,726	11,656	(c)	—	15,382
Consolidated Funds	1,613	—		(1,613)	—
Total revenue	464,567	64,479		620	529,666

Expenses
Non interest expenses	475,844	(6,090	)(c)(d)	—	469,754
Interest expense	26,220	(9,636	)(c)(e)	—	16,584
Consolidated Funds	2,310	—		(2,310)	—
Total expenses	504,374	(15,726)		(2,310)	486,338
Total other income (loss)	51,286	(42,505	)(c)	(8,781)	—
Income tax expense/(benefit)	(47,496)	47,496	(b)	—	—
(Income) loss attributable to redeemable non-controlling interests in consolidated subsidiaries and funds	(15,246)	599		5,851	(8,796)
Economic Income (Loss) / Net income (loss) available to Cowen Group, Inc.	$43,729	$(9,197)		$—	$34,532

Note: The following is a summary of the adjustments made to US GAAP net income (loss) to arrive at Economic Income:

Funds Consolidation:    The impacts of consolidation and the related elimination entries of the Consolidated Funds are not included in Economic Income. Adjustments include elimination of incentive income and management fees earned from the Consolidated Funds and addition of fund expenses excluding management fees paid, fund revenues and investment income (loss).

Other Adjustments:

(a) Economic Income recognizes revenues (i) net of distribution fees paid to agents and (ii) our proportionate share of management and incentive fees of certain real estate operating entities and the activist business.

(b) Economic Income excludes income taxes as management does not consider this item when evaluating the performance of the company.

(c) Economic Income recognizes Company income from proprietary trading (including interest and dividends) net of related expenses.

(d) Economic Income recognizes Companies proportionate share of expenses for certain real estate and other operating entities for which the investments are recorded under the equity method of accounting for investments.

(e) Economic Income (Loss) recognizes stock borrow/loan activity (prior to January 2015) and other brokerage dividends as brokerage revenue.

(f) Reimbursement from affiliates is shown as a reduction of Economic Income expenses, but is included as a part of revenues under US GAAP.

Cowen Group, Inc.

Unaudited Reconciliation of Economic Income and GAAP Income for the Twelve Months Ended December 31, 2014

(Dollar amounts in thousands)

	Twelve Months Ended December 31, 2014
		Adjustments
		Other		Funds	Economic
	GAAP	Adjustments		Consolidation	Income
Revenue
Investment banking	$170,506	$—		$—	$170,506
Brokerage	140,132	6,115	(e)	—	146,247
Management fees	40,627	23,184	(a)	963	64,774
Incentive income	2,785	42,642	(a)	281	45,708
Investment income	—	65,215	(c)	—	65,215
Interest and dividends	48,870	(48,870	)(c)(e)	—	—
Reimbursement from affiliates	12,495	(12,837	)(f)	342	—
Other revenue	9,446	(4,278	)(c)	—	5,168
Consolidated Funds	2,915	—		(2,915)	—
Total revenue	427,776	71,171		(1,329)	497,618

Expenses
Non interest expense	443,471	(7,609	)(c)(d)	—	435,862
Goodwill impairment	2,334	(2,334	)(g)	—	—
Interest expense	42,752	(32,954	)(c)(e)	—	9,798
Consolidated Funds	1,634	—		(1,634)	—
Total expenses	490,191	(42,897)		(1,634)	445,660
Total other income (loss)	120,251	(114,476	)(c)	(5,775)	—
Income tax expense/(benefit)	(124,944)	124,944	(b)	—	—
(Income) loss attributable to redeemable non-controlling interests in consolidated subsidiaries and funds	(15,564)	2,292		5,470	(7,802)
Economic Income (Loss) / Net income (loss) available to Cowen Group, Inc.	$167,216	$(123,060)		$—	$44,156

Note: The following is a summary of the adjustments made to US GAAP net income (loss) to arrive at Economic Income:

Funds Consolidation:    The impacts of consolidation and the related elimination entries of the Consolidated Funds are not included in Economic Income. Adjustments include elimination of incentive income and management fees earned from the Consolidated Funds and addition of fund expenses excluding management fees paid, fund revenues and investment income (loss).

Other Adjustments:

(a) Economic Income recognizes revenues (i) net of distribution fees paid to agents and (ii) our proportionate share of management and incentive fees of certain real estate operating entities and the activist business.

(b) Economic Income excludes income taxes as management does not consider this item when evaluating the performance of the company.

(c) Economic Income recognizes Company income from proprietary trading (including interest and dividends) net of related expenses.

(d) Economic Income recognizes Companies proportionate share of expenses for certain real estate and other operating entities for which the investments are recorded under the equity method of accounting for investments.

(e) Economic Income (Loss) recognizes stock borrow/loan activity and other brokerage dividends as brokerage revenue.

(f) Reimbursement from affiliates is shown as a reduction of Economic Income expenses, but is included as a part of revenues under US GAAP.

(g) Economic Income (Loss) excludes goodwill impairment and other reorganization expenses.